EXHIBIT 1



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------




We consent to the use in this Prospectus Supplement of Prime Mortgage Trust 2004-1, relating to Mortgage Pass-Through Certificates, Series 2004-1 comprising part of the Registration Statement (No. 333-115122) of Prime Mortgage Trust 2004-1, of our report, dated May 6, 2004, on our audit of the consolidated financial statements of Radian Asset Assurance Inc. and Subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003.

We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.



/s/ Deloitte & Touche LLP
Stamford, Connecticut
July 28, 2004